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PRIVILEGED AND CONFIDENTIAL
                                                           (18 Months Severance)
                                                                          Type A
                           AMERICAN MEDSERVE CORPORATION
                                 184 SHUMAN BLVD.
                                    SUITE 200
                            NAPERVILLE, ILLINOIS  60563
                                  (630) 717-2904



August 7, 1997

Mr. J. Jeffrey Gephart
American Medserve Corporation
184 Shuman Boulevard
Naperville, Illinois  60563

Dear Jeff:

     American Medserve Corporation (the "Company") considers you to be a valued employee. In recognition of the value of your continued services to the Company and its shareholders, the Company proposes the following agreement (the "Agreement") to provide you with certain severance payments and benefits if your employment terminates following a "Change of Control" that occurs on or prior to August 31, 1998 (as defined below).


                                      ARTICLE I.
                                     DEFINITIONS
1.1  DEFINITIONS

     Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section, certain other capitalized terms being defined elsewhere in this Agreement.

     (a) "Annualized Compensation" means your highest annualized Compensation within one year of the date on which your employment terminates.

     (b) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

     (c)  "Board of Directors" means the Board of Directors of the Company.

     (d) "Change of Control" of the Company means and includes either of the following which occurs on or prior to August 31, 1998:

          (i) Any Person or "group" (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company,

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               representing more than 50% of the combined voting power of the then outstanding securities of the Company or such entity.

          (ii) Any Person or "group" (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) acquires all or substantially all of the assets of the Company.

     (e) "Company" means American Medserve Corporation, a Delaware corporation, and any successor as provided in Article V.

     (f) "Compensation" means and includes all of your base wages and/or salary paid to you by the Company and/or any of its subsidiaries as consideration for your services that are includible in your gross income for federal income tax purposes, plus 50% of your target bonus (even if not yet paid or payable) under the Company's 1997 bonus plan and any amounts excludable from your gross income for federal income tax purposes pursuant to Section 125 or Section 401(k) of the Internal Revenue Code of 1986, as amended.

     (g) "Constructive Termination Event" means any of the following events, which shall not have been remedied by the Company within 15 days following written notice from you to the Company of the occurrence of such event:

          (i) The Company or any of its subsidiaries reduces your base salary or rate of Compensation as in effect immediately prior to the Change of Control, or otherwise fails to provide to you compensation and benefit plans, arrangements, policies and procedures which, taken as a whole, are no less favorable to you (including on an after-tax basis) than those, taken as a whole, provided by the Company or any of its subsidiaries to you immediately prior to the Change of Control.

          (ii) Without your express written consent, the Company or any of its subsidiaries significantly reduces your job authority and responsibility.

          (iii) Without your express written consent, the Company or any of its subsidiaries requires you to change the location of your job or office, so that you will be based at a location more than 35 miles from the location of your job or office immediately prior to the Change of Control.

          (iv) A successor company fails or refuses to assume the Company's obligations under this Agreement, as required by Article V.

          (v) The Company or any successor company breaches any of the material provisions of this Agreement.

     (h) "ERISA" means the Employee Retirement Income Security Act of 1974 as amended.

     (i)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (j) "Just Cause" means the termination of your employment as a result of fraud, misappropriation of or intentional material damage to the property or business of the Company (including its subsidiaries), or commission of a felony.

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     (k)  "Person" shall have the meaning ascribed to such term in Section 3 of the Exchange Act and the rules and regulations promulgated thereunder.

     (l) "Severance Payment" means the payment of severance compensation as provided in Article II.

                                  ARTICLE II.

                               SEVERANCE PAYMENT

2.1. RIGHT TO SEVERANCE PAYMENT

     You shall be entitled to receive a Severance Payment from the Company in the amount provided in Section 2.2 if (i) there has been a Change of Control,
(ii) you are an active employee (or on sick leave, military leave or any other employer-approved leave of absence) at the time of the Change of Control, and
(iii) within 548 calendar days from and including the date of the Change of Control, your employment is involuntarily terminated for any reason (other than for Just Cause or your death or retirement after age 65) or you voluntarily terminate your employment following the occurrence of a Constructive Termination Event.

2.2. AMOUNT OF SEVERANCE PAYMENT

     (a) If you become entitled to a Severance Payment within 183 calendar days following the Change in Control, you shall receive a lump-sum payment equal to 1.5 times one year's Annualized Compensation. If you become entitled to a Severance Payment after 183 calendar days following the Change in Control, your Severance Payment shall be an amount equal to
          (a) 1.5 times one year's Annualized Compensation less (b) 1.5 times one year's Annualized Compensation times a fraction having a numerator equal to the number of calendar days that have elapsed since the six-month anniversary of the Change of Control and a denominator equal to 365 calendar days.

     (b) The Severance Payment otherwise calculated under this Section 2.2 shall be reduced by the amount of cash severance-type benefits to which you may be entitled pursuant to any other severance plan, employment or other agreement, or policy or program of the Company or any of its subsidiaries; PROVIDED, that if the amount of cash severance benefits payable under such other severance plan, employment or other agreement, policy or program is greater then the amount payable pursuant to this Agreement, you will be entitled to receive the amounts payable under such other plan, employment or other agreement, policy or program. Without limiting other payments which would not constitute "cash severance-type benefits" hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute "cash severance-type benefits" for purposes of this
          Section 2.2(b).

2.3. VESTING OF OPTIONS

     Any unvested stock options for the purchase of Company stock which you are holding on the date on which you become entitled to a Severance Payment shall immediately become fully vested.

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2.4. NO DUTY OF MITIGATION

     The Company acknowledges that it would be very difficult and generally impracticable to determine your ability to, or extent to which you may, mitigate any damages or injuries you may incur by reason of the Change of Control. The Company has taken this into account in entering into this Agreement and, accordingly, the Company acknowledges and agrees that you shall have no duty to mitigate any such damages and that you shall be entitled to receive your entire Severance Payment regardless of any income which you may receive from other sources following your termination after any Change in Control.

2.5. TIME OF SEVERANCE PAYMENT

     The Severance Payment to which you are entitled shall be paid to you, in cash and in full, not later than 10 calendar days after the termination of your employment. If you should die before all amounts payable to you have been paid, such unpaid amounts shall be paid to your beneficiary under this Agreement or, if you have not designated such a beneficiary in writing to the Company, to the personal representative(s) of your estate.

2.6. LIFE AND HEALTH INSURANCE COVERAGE

     If you are entitled to receive a Severance Payment under Section 2.1, you will also be entitled to receive the following additional benefits:

     (a) Life insurance coverage for you having a face amount at least equal to the greater of (i) the amount, if any, in effect for you on the date of the Change of Control, or (ii) the amount, if any, in effect for you on the date of termination of your service, such coverage to be provided under the same plan or plans under which you were covered immediately prior to the termination of your employment or substantially similar plan(s) established by the Company or any of its subsidiaries thereafter. Such life insurance coverage shall be paid for by the Company to the same extent as if you were still employed by the Company and you will be required to make such payments as you would be required to make if you were still employed by the Company. This coverage will continue following the date of termination of your employment until the date which is 548 calendar days after the Change in Control.

     (b) Health insurance coverage (including any dental coverage) for you and your dependents under the same plan or plans under which you were covered immediately prior to the termination of your employment or substantially similar plan(s) established by the Company or any of its subsidiaries thereafter. Such health insurance coverage shall be paid for by the Company to the same extent as if you were still employed by the Company, and you will be required to make such payments as you would be required to make if you were still employed by the Company. This coverage will continue following the date of termination of your employment until the date which is 548 calendar days after the Change in Control.

     (c)  The benefits for medical coverage under the provisions of
          Section 2.6(b) shall end as of the date you become covered under any other group health plan not maintained by the Company or any of its subsidiaries which provides equal or greater benefits than such

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          plan and which does not exclude any pre-existing condition that you or your dependents may have a that time.

2.7. WITHHOLDING OF TAXES

     The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes required by applicable law to be withheld by the Company.

2.8. BENEFITS UNDER OTHER PLANS

     The benefits that you may be entitled to receive pursuant to Section 2.6 are not intended to be duplicative of any similar benefits to which you may be entitled from the Company or any of its subsidiaries under any other severance plan, agreement, policy or program maintained by the Company or any of its subsidiaries. Accordingly, the benefits to which you are entitled under
Section 2.6 shall be reduced to take account of any other similar benefits to which you are entitled from the Company or any of its subsidiaries; PROVIDED, HOWEVER, that if the amount of benefits to which you are entitled under such other severance plan, agreement, policy or program is greater than the benefits to which you are entitled under Section 2.6, you will be entitled to receive the full amount of the benefits to which you are entitled under such other plan, agreement, policy or program.

                                 ARTICLE III.

                    CONFIDENTIALITY AND NON-COMPETITION

3.1. CONFIDENTIALITY

     You acknowledge that all Confidential Information is the exclusive property of the Company (for purposes of this Article III, "Company" shall include all of its subsidiaries) and agree to hold all Confidential Information in trust for the benefit of the Company or any third party as described below. You further agree not to use in any manner, during your employment and at all times thereafter so long as it remains confidential, for your benefit or for the benefit of any other individual or entity, or divulge or convey to any other individual or entity, any Confidential Information without the prior written permission of the Company's Chief Executive Officer (the "CEO"), unless (a) it is pursuant to your job duties while you are employed by the Company or (b) you are required to do so by legal process; provided that, before making such disclosure, you will advise the CEO and will cooperate fully in any legal action the Company may elect to take in order to attempt to prevent such disclosure. "Confidential Information" shall be defined as all information, knowledge or data relating to the Company, including, but not limited to, trade secrets; financial information; technological and engineering data; business applications and techniques; research and development activities; preferences and identities of clients, customers, vendors, suppliers and prospective clients, customers, vendors and suppliers; current, prospective and ongoing business strategies, plans and techniques; computer and other programs, software, devices, methods, techniques, processes and inventions; compilations and other materials developed by or on behalf of the Company (whether in written, graphic, audiovisual, electronic or other media, including computer software), which has been or may be subject to reasonable efforts to maintain its confidentiality, which is not generally known to the public or by competitors of the Company, and which derives its value from remaining undisclosed. Confidential Information also includes information in the above categories of any client, customer, supplier, vendor or other third party doing business with the Company, which has been or will be disclosed to the Company. Confidential Information does not include any information that is in the public domain or otherwise is or becomes publicly available (other than as a result of a wrongful act by you or any owner, agent or employee of the Company).

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3.2. Non-Competition

     You agree that, during your employment by the Company and for a period of 18 months following the termination of your employment for any reason, you will not, directly or indirectly, by any means or device whatsoever, for yourself, or on behalf of or in conjunction with any person, partnership, corporation, limited liability company or other entity whatsoever, do any one or more of the following:

     (a) Solicit, induce, entice, hire or employ, or attempt to solicit, induce, entice, hire or employ any employee of the Company, so as to cause or attempt to cause such employee to leave the employ of the Company and/or to accept employment with a business which is competitive with the Company.

     (b) Own, operate, manage, consult for, be affiliated with, be employed by, or render services to, any person, partnership, corporation or other entity whatsoever, which is competitive with the Company, or otherwise compete with the Company, in any geographic areas in the United States where the Company engages in business as of the date of your termination; or

     (c) Call on, contact, solicit or otherwise seek to deal or deal with any actual or known potential client, customer, vendor or supplier of the Company which was an actual or known potential client, customer, vendor or supplier of the Company during your employment or as of the date of your termination, whichever may be applicable, for the purpose of interfering with, disrupting or competing with the business of the Company.

3.3. ENFORCEMENT

     (a) You acknowledge that any breach of this Article III would cause irreparable harm to the Company, and that money damages would be an inadequate remedy for any such breach. In the event you breach or threaten to breach any provision of this Article III, the Company or its successors or assigns, in addition to other rights and remedies existing in its or their favor, may apply to any court of competent jurisdiction for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violation of this
          Article III.

     (b) Notwithstanding the requirements of Section 3.3(a), any and all rights which you may have under this Agreement, including your rights with respect to the Severance Payment and benefits under Article II, shall terminate and any payments or other benefits which you are receiving from the Company shall automatically cease and otherwise be forfeited in the event you violate any provision of this Article III.

3.4. REVISION

     If, at the time of enforcement of this Article III, a court holds that the restrictions stated herein are unreasonable because they are overly broad, under the circumstances then existing, as to time, geographic area and/or scope of conduct and therefore are unenforceable, the parties agree that such court shall revise this Article III by substituting the maximum time period, geographic area and/or scope of conduct deemed reasonable and enforceable under such circumstances.

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                                 ARTICLE IV.
                  OTHER RIGHTS AND BENEFITS NOT AFFECTED

4.1. OTHER BENEFITS

     This Agreement does not provide a pension for you nor shall any payment hereunder be characterized as deferred compensation. Except as set forth in Sections 2.2(b) and 2.8, neither the provisions of this Agreement nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish your rights as an employee, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan or any employment agreement or other plan or arrangement not related to severance.

4.2. EMPLOYMENT STATUS

     This Agreement does not constitute a contract of employment or impose on you any obligation to remain in the employ of the Company, nor does it impose on the Company or any of its subsidiaries any obligation to retain you in your present or any other position. Nothing in this Agreement shall in any way require the Company or any of its subsidiaries to provide you with any severance benefits prior to a Chance of Control, nor shall this Agreement ever be construed in any way as establishing any policies or requirements of the Company or any of its subsidiaries for the termination of your employment or the payment of severance benefits to you if your employment terminates prior to a Change in Control, nor shall anything in this Agreement in any way affect the right of the Company or any of its subsidiaries in its absolute discretion to change prior to a Change of Control one or more benefit plans.

                               ARTICLE V.
                          SUCCESSOR TO COMPANY

     The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement. In such event, the term "Company," as used in this Agreement, shall mean the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

                              ARTICLE VI.
                       LEGAL FEES AND EXPENSES

     The Company shall pay as they become due all legal fees, costs of litigation and other expenses incurred in good faith by you as a result of the Company's refusal or failure to make the Severance Payment to which you become entitled under this Agreement, as a result of the Company's contesting the validity, enforceability or interpretation of this Agreement or of your right to benefits hereunder. You shall be conclusively presumed to have acted in good faith unless a court makes a final determination not otherwise subject to appeal to the contrary.

                              ARTICLE VII.
                              ARBITRATION

     You shall have the right and option (but not the obligation) to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration,

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conducted before a panel of three arbitrators sitting in a location selected by you within 50 miles from the location of your job with the Company or any of its subsidiaries, in accordance with the rules of the American Arbitration Association ("AAA") then in effect. The arbitrator will be selected by mutual agreement or from a list submitted by AAA in accordance with AAA rules. All expenses of such arbitration, including the fees and expenses of your counsel, shall be borne, and paid as incurred, by the Company; provided, however, that if, in the opinion of the arbitrator, any claim by you was unreasonable, the arbitrator may assess, as part of his/her award, all or any part of the arbitration expenses related to such unreasonable claim against you. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Pending the arbitrator's decision as to issuance of an award, the Company shall pay the Severance Payment and benefits to you pursuant to Article II, provided you offer suitable security for repayment in the event that the award, or any part thereof, is not in you favor, such as a bond, letter of credit or escrow arrangement.

                              ARTICLE VIII.
                              MISCELLANEOUS

8.1. APPLICABLE LAW

     To the extent not preempted by the laws of the United States and in the interest of interpreting this Agreement in a uniform manner with other similar agreements being entered into by the Company with other of its and its subsidiaries' employees regardless of the jurisdiction in which you are employed or any other factor, the laws of the State of Illinois shall be the controlling law in all matters relating to this Agreement, regardless of the choice-of-law rules of the State of Illinois or any other jurisdiction.

8.2. CONSTRUCTION

     No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the affected provision of this Agreement shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

8.3. SEVERABILITY

     If a provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

8.4. HEADINGS

     The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

8.5. NOTICE OF TERMINATION

     Following a Change in Control, any purported termination of your employment by the Company or any of its subsidiaries (not involving a Constructive Termination Event) shall be communicated by a written notice of termination from the Company to you, which notice shall indicate the specific

                                        -8-
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termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under any provision so indicated. The failure to provide such notice shall create a rebuttable presumption that you are entitled to a Severance Payment and the other benefits provided by this Agreement.

8.6.  ASSIGNABILITY

      Neither this Agreement nor any right or interest therein shall be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and you and shall be enforceable by them and your legal personal representatives.

8.7.  ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement between the Company and you regarding the subject matter hereof.

8.8.  TERM

      If a Change of Control has not occurred prior to September 1, 1998, this Agreement shall expire and be of not further force and effect on such date; provided that the Board of Directors of the Company may, at any time prior to the expiration hereof, extend the term of this Agreement for a term of up to two years, including changing the date set forth in the second line of the definition of "Change of Control," without any further action on your part.

      If a Change of Control occurs prior to September 1, 1998, this Agreement shall continue in full force and effect, and shall not terminate or expire until the expiration of 548 calendar days from and including the date of the Change of Control, at which time this Agreement shall terminate except if you become entitled to the Severance Payment and benefits hereunder prior to such time. If you become so entitled to a Severance Payment and benefits hereunder, this Agreement shall continue and be effective until you (or the person(s) specified in Section 2.5) shall have received in full the Severance Payment and other benefits to which you are entitled under this Agreement, at which time this Agreement shall terminate for all purposes.

8.9.  AMENDMENT

      Except as set forth in Section 8.8, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. No waiver by the Company or you at any time or any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

8.10. NOTICES

      For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each

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party to the other, provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

8.11. ADMINISTRATION

      The Company has entered into agreements similar to this Agreement herein with other employees of the Company or its subsidiaries. These agreements, taken together, constitute a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Administrator of such plan, within the meaning of Section 3(16) of ERISA, and the Named Fiduciary thereof, within the meaning of Section 402 of ERISA, is the Company.


                     *     *     *     *     *


      If this Agreement is acceptable to you, please sign the enclosed copy of this Agreement in the space provided below and return it to me IMMEDIATELY.



                                     Sincerely,

                                     /s/  Timothy L. Burfield
                                     Timothy L. Burfield
                                     President and Chief Executive Officer

ACCEPTED AND AGREED TO:


/s/  J. Jeffrey Gephart
-----------------------
J. Jeffrey Gephart






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